Exhibit 99.1

Metals USA Announces Agreement to Be Acquired by Apollo Management L.P. For $22 Per Share

    HOUSTON--(BUSINESS WIRE)--May 18, 2005--Metals USA, Inc. (Nasdaq:MUSA), a leader in the metals processing and distribution industry, today announced that it has entered into a definitive agreement for the Company to be acquired by affiliates of Apollo Management, L.P. ("Apollo").
    Under the terms of the agreement, Metals USA's shareholders will receive $22.00 in cash for each share of Metals USA common stock they hold. The transaction will be financed through a combination of equity contributed by Apollo and debt financing. The board of directors of Metals USA has approved the merger agreement and has recommended to Metals USA's shareholders that they vote in favor of the transaction. Members of Metals USA management, including C. Lourenco Goncalves, President and CEO of Metals USA, will remain with the Company after the closing and will participate in the transaction as equity holders in the new entity.
    "This transaction offers outstanding value for our shareholders and represents an endorsement of our business model, industry leadership and financial strength," said Goncalves. "It also provides our Company with a strong partner with knowledge of the metals business, which will enable us to continue to provide world class service to our customers."
    Daniel W. Dienst, Chairman of the Board, added, "On behalf of the Board and our shareholders, I would like to thank all of Metals USA's employees for their hard work and dedication. Without them, the transformation of Metals USA and this opportunity with Apollo would not have been possible."
    "Apollo has spent the past several years reviewing opportunities in the metals industry and we are extremely excited to be acquiring a franchise asset with a top quality management team," said Josh Harris, a founding partner of Apollo. "Lourenco Goncalves, his management team, and the Company's employees, have done an outstanding job over the past few years reestablishing Metals USA's market-leading position. We are delighted to have an opportunity to invest in the Company, which we know will continue its exemplary performance."
    Completion of the transaction is subject to, among other things, regulatory review, approval by the shareholders of Metals USA, and other customary conditions. The transaction is targeted to be completed in the third quarter of 2005. Affiliates of Citadel Investment Group, L.L.C., which collectively own approximately 16% of the common stock of Metals USA, have entered into a separate agreement with an affiliate of Apollo and agreed to vote their shares in favor of the merger.
    CIBC World Markets acted as financial advisor to Metals USA, and Jefferies & Company, Inc. provided a fairness opinion to the Board of Directors of Metals USA.

    About Metals USA

    Metals USA, Inc. is a leading metals processor and distributor in North America providing a wide range of products and services in the Carbon Plates and Shapes, Flat-Rolled Products, and Building Products markets.

    About Apollo

    Apollo Management, L.P., is among the most active and successful private investment firms in the U.S. Since its inception in 1990, Apollo has managed the investment of more than $12 billion in a wide variety of industries, both domestically and internationally.
    In connection with the proposed merger, Metals USA will file a proxy statement with the Securities and Exchange Commission. INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain a free copy of the proxy statement (when available) and other documents filed by Metals USA at the Securities and Exchange Commission's website at http://www.sec.gov. The proxy statement and such other documents may also be obtained for free from Metals USA's website at www.metalsusa.com under the Investor Relations Tab or by directing such request to Metals USA, Attention: Investor Relations, One Riverway, Suite 1100, Houston, Texas 77056.
    Metals USA and certain of its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the proposed merger. Information concerning the interests of Metals USA's participants in the solicitation will be set forth in the proxy statement relating to the merger when it becomes available.
    This press release contains certain forward-looking statements which involve known and unknown risks, uncertainties or other factors not under the Company's control which may cause the actual results, performance or achievement of the Company to be materially different from the results, performance or other expectations implied by these forward-looking statements. These factors include, but are not limited to, those disclosed in the Company's periodic filings with the Securities and Exchange Commission.

    CONTACT: For Metals USA:
             C. Lourenco Goncalves, 713-585-6410
             or
             For Apollo:
             Steven S. Anreder, 212-532-3232